RICHARD HEYSE
EMPLOYMENT

1.           Employment commences January 7, 2013 as the Executive Vice President and become
Chief Financial Officer on or about February 27, 2013.

2.           Base Salary: $485,000 per year

3.           Participation in Valmont's 2013 Annual Incentive Plan - Corporate Plan with a target at
60% of base salary and capped at 2x bonus target. This element of compensation will be recommended for approval at the February Human Resources Committee meeting per standard practice.

4.           Participation in the performance share element of Valmont's 2011-2013, 2012-2014, and
2013-2015 long-term incentive plans (prorated to start date), with a target at 70% of base salary and capped at 2x target. This element of compensation will be recommended for approval at the February Human Resources Committee meeting per standard practice.

5.           Participation in the stock option element of Valmont's long-term incentive plans, with eligibility for option grant in December 2013 with a target value of 70% of base salary, subject to Human Resources Committee approval.

6.           Stock Option grant for 10,000 shares on start date using Valmont's standard stock option agreement with a three-year tiered vesting. This grant will be covered in a Human
Resources Committee Consent to Action on start date.

7.           Participation in Valmont's non-qualified deferred compensation plan, VERSP 401 (k)
plan, health and welfare benefit plans, and relocation under the standard management relocation package.